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                                 EXHIBIT 11.0


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                                 EXHIBIT 11.0

                               PEGASUS GOLD INC.
                             DEBTOR-IN-POSSESSION
                       COMPUTATION OF EARNINGS PER SHARE
                   (In Thousands, except for share amounts)


                                                                      Three Months Ended
                                                                           March 31,
                                                                      1998            1997
                                                                    --------        --------
BASIC:
Earnings:
  Net loss applicable to basic earnings
    per share calculation . . . . . . . . . . . . . . . . . . .     $(10,106)           $(15)
                                                                    --------         -------
                                                                    --------         -------

Weighted average number of shares outstanding, as adjusted. . .       41,834          41,157
                                                                    --------         -------
                                                                    --------         -------

Net loss per share - basic. . . . . . . . . . . . . . . . . . .       $(0.24)         $(0.00)
                                                                    --------         -------
                                                                    --------         -------

DILUTED:
Earnings:
Net loss applicable to basic and diulted earnings per share
  calculation . . . . . . . . . . . . . . . . . . . . . . . . .     $(10,106)           $(15)

Weighted average number of shares outstanding:
  Common shares and equivalents . . . . . . . . . . . . . . . .       41,834          41,140
  Additional shares outstanding assuming exercise
    of stock options reduced by the number of shares
    which could have been purchased with the proceeds
    from the exercise of such options . . . . . . . . . . . . .        ---                32
  Additional average shares outstanding
    assuming conversion of 6.25% convertible
    subordinated notes (b). . . . . . . . . . . . . . . . . . .        ---             7,709
                                                                    --------         -------

Weighted average number of shares outstanding, as adjusted. . .       41,834          48,881
                                                                    --------         -------
                                                                    --------         -------

Net loss per share - diluted (a). . . . . . . . . . . . . . . .       $(0.24)          $0.00
                                                                    --------         -------
                                                                    --------         -------

(a) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

(b) The convertible subordinated notes included in the diluted earnings per share calculation for 1997 have been excluded for 1998 as a result of the Company's Chapter 11 bankruptcy filing. The Plans of Reorganization filed with the Bankruptcy Court will not result in any distribution to the convertible subordinated note holders.